EXHIBIT 4.01

Regional Commercial Banking Office MAC Z6z04-018 200 South Biscayne Boulevard Annex Building Miami, FL 33131 Tel: 305-789-1220 Fax: 305-789-5036 Wellsfargo.com

October 29, 2010

Michael Steiner
Dryclean USA, Inc
290 NE 68th Street
Miami, FL 33138

RE:
Promissory Note from Dryclean USA, Inc. (Envirostar, Inc.) (“Borrower”) to Wachovia Bank, National Association (“Wachovia”) in the original principal amount of $2,250,000.00 dated November 2, 1998 including any amendments (the “Note”)

Dear Mr. Steiner:

Wachovia is pleased to extend its obligation to advance funds under the Note until October 30, 2011.  This extension will be subject to a $2,500.00 renewal fee.

All other terms, conditions and provisions of the Note and Loan Documents (as defined in the Note) remain unchanged and in full force and effect.

Thank you for allowing Wachovia to be of service. Please feel free to call me if you have any questions about this renewal.

Sincerely,

Wachovia Bank, National Association

A Wells Fargo Company

/s/ John Costa
John Costa
Senior Vice President